Exhibit N-3

                        SUBSIDIARIES OF ENERGYNORTH, INC.

Utility Subsidiary:
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         EnergyNorth Natural Gas, Inc.

Non-Utility Subsidiaries:
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 Broken Bridge Corporation - holds undeveloped real estate
 EnergyNorth Propane, Inc. - distributes propane in bulk containers
 EnergyNorth Realty, Inc. - owns and leases a corporate headquarters building to associate companies
 ENI Mechanicals, Inc. - engaged through its subsidiaries in design, installation, and servicing of commercial and industrial HVAC equipment, plumbing, and process piping systems:
       Northern Peabody, Inc.
       Granite State Plumbing & Heating, Inc.